Contact:	Claudia San Pedro
Treasurer and Vice President of
Investor Relations
(405)225-4846

SONIC REPORTS SECOND QUARTER EARNINGS

Value Menu Increasing Traffic

Refranchising Transactions Pending

OKLAHOMA CITY (March 23, 2009) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced results for the second fiscal quarter of 2009, which ended on February 28, 2009.  Key aspects of the company's second quarter performance included:

•	Net income per diluted share for the quarter totaled $0.14, including a $0.06 gain from the purchase of debt at a discount, versus net income per diluted share of $0.15 in the same quarter last year;
•
System-wide same-store sales declined 3.6% for the second quarter; same-store sales at partner drive-ins (those in which the company owns a majority interest) declined 6.0% in the quarter, with approximately one percent attributable to one less day in February 2009 due to the leap year in 2008;

•
System-wide new drive-in openings totaled 27, and 12 relocations or rebuilds were completed versus 34 and 16, respectively, in the second quarter last year, reflecting ongoing investment by franchisees in the Sonic system despite difficult credit markets; and

•
The company recently signed agreements to refranchise 90 additional partner drive-ins in nine markets; including four drive-ins refranchised subsequent to the end of the quarter, the total number of partner drive-ins that have been refranchised or are under agreement to be refranchised in the current fiscal year is now 111.

"We are making progress with several strategic initiatives that we outlined earlier in fiscal 2009 to enhance sales and earnings growth, and strengthen our capital structure," said Clifford Hudson, Chairman and Chief Executive Officer.  "These include refinements to our menu strategies, highlighted by the recent introduction of our Everyday Value Menu that offers our customers a broad selection of one-dollar food, drink and dessert menu items for all day parts.  This new aspect of our menu strategy is backed by a strong advertising push and, in little more than two months, we have seen traffic increases across multiple day parts.  During the third and fourth quarters, we will combine these efforts with promotions for premium quality products to improve average check and complement our value menu's positive impact on traffic.  We also have continued to improve our operations over the long term with a focus on friendly customer service.

"Our recently implemented refranchising initiative has gained traction," Hudson continued.  "We are particularly pleased to announce further agreements for the refranchising of 90 partner drive-ins in nine markets involving both new and existing franchisees, as well as continued negotiations for the refranchising of additional partner drive-ins.  Over time, partner drive-in performance should improve as we streamline the number of partner drive-ins we operate.

"Once these transactions are completed, we will have refranchised 111 partner drive-ins since the beginning of fiscal 2009 – well on our way to reaching our objective of moving closer to a 90% franchise base in the years ahead," Hudson added.  "Importantly, these transactions reflect our franchisees' confidence in the long-term growth of the Sonic brand."

Hudson noted that proceeds from Sonic's recent refranchising efforts were used to purchase approximately $25 million of its $559.5 million Class A-2 senior notes at a discount, thereby supporting the company's efforts to strengthen its balance sheet.  Proceeds from future refranchising transactions will be used to pay down debt or for other stockholder-value initiatives.

Income Statement Overview
For the second quarter ended February 28, 2009, revenues declined 3% to $169.0 million from $174.6 million in the year-earlier period.  Net income for the quarter declined 7% to $8.7 million or $0.14 per diluted share, including a gain from early extinguishment of debt of approximately $6.4 million or $0.06 per diluted share after tax, from $9.3 million or $0.15 per diluted share in the year-earlier period.  For the first six months of fiscal 2009, revenues declined 3% to $353.1 million from $364.8 million in the same period last year.  Net income for the first half of fiscal 2009 declined 31% to $15.8 million or $0.26 per diluted share from $22.8 million or $0.36 per diluted share in the year-earlier period.

Same-Store Sales
For the second fiscal quarter ended February 28, 2009, system-wide same-store sales declined 3.6% versus an increase of 3.2% for same quarter last year and reflected 3.0% lower same-store sales at franchise drive-ins and a 6.0% decline at partner drive-ins.  Approximately 1% of the decline for both system and partner drive-ins was attributable to one less day of sales in February 2009.  For the first six months of fiscal 2009, system-wide same-store sales declined 3.6% versus an increase of 2.6% in the prior-year period.  The decline in system-wide same-store sales reflected 3.0% lower same-store sales at franchise drive-ins and a 6.3% decline at partner drive-ins.

Development and Retrofit
System-wide drive-in openings totaled 27 in the second quarter, including 24 franchise drive-ins, versus 34 new drive-in openings during the second quarter of fiscal 2008, including 29 by franchisees.  For the first six months of fiscal 2009, system-wide drive-in openings totaled 66, including 58 franchise drive-ins, versus 70 in the year-earlier period, including 60 franchise drive-ins.  Franchisees completed 112 retrofits in the second quarter of fiscal 2009 which included 12 relocations and rebuilds, compared with 200 and 14, respectively, in the prior-year period.  At the mid-year point of fiscal 2009, franchisees had completed 240 retrofits, including 31 relocations and rebuilds compared with 402 and 29, respectively, in the first half of last year.  Approximately 67% of the system now has the new look.

Concluding Comments
"We are pleased with the successful implementation of our Everyday Value Menu, which we believe will work in tandem with planned premium product promotions to drive higher sales," Hudson said, "providing our customers with a much broader range of choices based on their tastes and budgets.  We anticipate these improvements in our menu strategy, combined with an easing of commodity costs later this year, will position partner drive-ins and our entire chain for improved sales performance and profits in the second half of the fiscal year."

About Sonic
Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959.  The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla.  Sonic has more than 3,500 drive-ins coast to coast, where more than a million customers eat every day.  For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

A listen-only simulcast of Sonic's second quarter conference call will begin today at approximately 4:00 p.m. Central Time and can be accessed at the company's web site.  An on-demand replay, using the same link, will be available at approximately 7:00 p.m. Central Time today and will continue until April 23, 2009.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of partner drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both partner and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Second Quarter Ended		Six Months Ended
	Feb. 28,	Feb. 29,	Feb. 28,	Feb. 29,
	2009	2008	2009	2008
Income Statement Data
Revenues:
Partner Drive-In sales	$141,708	$147,139	$294,755	$306,424
Franchise Drive-Ins:
Franchise royalties	26,376	25,684	55,431	54,323
Franchise fees	851	1,019	2,022	2,259
Other	62	779	855	1,796
	168,997	174,621	353,063	364,802
Costs and expenses:
Partner Drive-Ins:
Food and packaging	39,232	39,073	81,656	80,151
Payroll and other employee benefits	47,463	45,732	97,326	95,048
Minority interest in earnings of Partner Drive-Ins	3,064	4,796	6,889	10,092
Other operating expenses	32,025	29,896	66,548	63,380
	121,784	119,497	252,419	248,671

Selling, general and administrative	16,300	15,540	32,462	30,454
Depreciation and amortization	12,529	12,694	25,548	24,900
Provision for impairment of long-lived assets	--	99	414	99
	150,613	147,830	310,843	304,124

Income from operations	18,384	26,791	42,220	60,678

Interest expense	11,075	12,827	23,128	25,496
Gain from early extinguishment of debt	(6,382)	--	(6,382)	--
Interest income	(297)	(613)	(684)	(1,302)
Net interest expense	4,396	12,214	16,062	24,194
Income before income taxes	13,988	14,577	26,158	36,484
Provision for income taxes	5,337	5,324	10,376	13,648
Net income	$8,651	$9,253	$15,782	$22,836

Net income per share:
Basic	$0.14	$0.15	$0.26	$0.38
Diluted	$0.14	$0.15	$0.26	$0.36
Weighted average shares used in calculation:
Basic	60,646	60,303	60,553	60,538
Diluted	61,148	62,384	61,179	62,724

SONIC CORP.
Unaudited Supplemental Information

	Second Quarter Ended		Six Months Ended
	Feb. 28, 2009	Feb. 29, 2008	Feb. 28, 2009	Feb. 29, 2008
Drive-Ins in operation:
Partner:
Total at beginning of period	680	662	684	654
Opened	3	5	8	10
Acquired from (sold to) franchisees	(9)	(1)	(17)	4
Closed	(5)	(1)	(6)	(3)
Total at end of period	669	665	669	665

Franchise:
Total at beginning of period	2,825	2,706	2,791	2,689
Opened	24	29	58	60
Acquired from (sold to) company	9	1	17	(4)
Closed (net of reopening)	(16)	(7)	(24)	(16)
Total at end of period	2,842	2,729	2,842	2,729

System-wide:
Total at beginning of period	3,505	3,368	3,475	3,343
Opened	27	34	66	70
Closed (net of reopening)	(21)	(8)	(30)	(19)
Total at end of period	3,511	3,394	3,511	3,394

Note: Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%.  Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Second Quarter Ended		Six Months Ended
	Feb.28, 2009	Feb. 29, 2008	Feb. 28, 2009	Feb. 29, 2008

Sales Analysis
Partner Drive-Ins:
Total sales	$141,708	$147,139	$294,755	$306,424
Average drive-in sales	212	223	440	467
Change in same-store sales	-6.0%	2.3%	-6.3%	2.8%

Franchise Drive-Ins:
Total sales	$705,151	$687,268	$1,463,553	$1,423,543
Average drive-in sales	250	255	520	529
Change in same-store sales	-3.0%	3.4%	-3.0%	2.6%

System-wide:
Change in total sales	1.5%	7.7%	1.6%	7.3%
Average drive-in sales	$242	$248	$503	$516
Change in same-store sales	-3.6%	3.2%	-3.6%	2.6%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Second Quarter Ended		Six Months Ended
	Feb. 28, 2009	Feb. 29, 2008	Feb. 28, 2009	Feb. 29, 2008

Margin Analysis
Partner Drive-Ins:
Food and packaging	27.7%	26.5%	27.7%	26.2%
Payroll and employee benefits	33.4%	31.1%	33.0%	31.0%
Minority interest in earnings of Partner Drive-ins	2.2%	3.3%	2.3%	3.3%
Other operating expenses	22.6%	20.3%	22.6%	20.7%
	85.9%	81.2%	85.6%	81.2%

	Feb. 28,	Aug.31,
	2009	2008
	(In thousands)
Balance Sheet Data
Total assets	$812,325	$836,312
Current assets	122,814	99,427
Current liabilities	107,800	112,542
Obligations under capital leases, long-term debt,
and other non-current liabilities	747,781	787,886
Stockholders' deficit	(43,256)	(64,116)